Exhibit 99.1

Quinn P. Fanning Joins Tidewater’s Senior Management Team

NEW ORLEANS, July 31, 2008 – Tidewater Inc. (NYSE:TDW) announced today that Quinn P. Fanning has joined Tidewater as Executive Vice President. Mr. Fanning will report to Chairman, President and CEO Dean Taylor and is expected to assume the duties of Chief Financial Officer of Tidewater upon the retirement of J. Keith Lousteau, which as previously announced, is anticipated on September 30, 2008.

Mr. Fanning joins Tidewater following more than 20 years within the financial services industry. Most recently, Mr. Fanning was a Managing Director with Citigroup Global Markets Inc., which he joined in 1996. In his 12-year investment banking career, he primarily focused on the energy industry, particularly the oilfield services and midstream/pipeline sectors. Mr. Fanning’s responsibilities at Citigroup included client coverage and leading the execution of a wide variety of M&A, strategic advisory and capital markets transactions for clients across all sectors of the global energy complex.

Mr. Fanning earned his Bachelor of Business Administration from the University of Notre Dame in 1985 and his Masters of Business Administration from the University of Chicago Graduate School of Business in 1994.

Tidewater Inc. owns 453 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

CONTACT: Tidewater Inc., New Orleans

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

SOURCE: Tidewater Inc.